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                                                                   EXHIBIT 10.30

The Registrant has requested confidential treatment of portions of this Agreement. Those portions have been redacted from the Agreement.

                                  CONFIDENTIAL

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                       Manufacturing and Supply Agreement
                  Between AIWA Co., Ltd. and Ecrix Corporation
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         This Agreement is made by and between AIWA Co., Ltd. ("AIWA"), a
         Japanese corporation and Ecrix Corporation ("Ecrix"), a Delaware corporation. This Agreement is entered into as of this 31st day of March, 1999.

                                   BACKGROUND

         AIWA and Ecrix desire to create and perpetuate a mutually beneficial, long-term, cooperative strategic relationship for the development, manufacture, and distribution of computer products utilizing each party's expertise and capability.

         AIWA has development and manufacturing expertise in low cost, helical scan/DDS tape drives and autoloaders, and significant procurement and manufacturing resources.

         Ecrix has expertise in the design of advanced, proprietary variable speed technology and in low cost helical scan tape drives. specifically in the areas of system architecture and data formats, as well as significant marketing and sales expertise in low cost tape drives.

         AIWA and Ecrix have been cooperating in the development of, and are in process of completing the design of a new helical scan tape drive for application as a disk backup device attached to workstations and network file servers. This work has proceeded according to the terms of a Joint Development Agreement entered into by AIWA and Ecrix in November and December of 1997.

         Ecrix proposed a program to AIWA for sales of more than [Confidential Information Redacted] units. Both companies mutually understand the success of this program depends on close cooperation between the companies and continued product improvement and product cost reductions.

         Ecrix wishes to contract with AIWA to manufacture and sell to Ecrix such product, and AIWA is willing to manufacture and sell such product to Ecrix. AIWA and Ecrix also wish to make agreements defining the rights of each party to market and sell such product to other parties.

         The initial term of this Agreement is two (2) years from the date of initial delivery of the Products as stated in Section 27.1.

                                    AGREEMENT

         In consideration of the mutual covenants and promises in this Agreement, AIWA and Ecrix agree as follows:

   1     Roles

  1.1    AIWA

         AIWA shall have those responsibilities as more particularly set forth in the Joint Development Agreement entered into between the parties as of the 4th day of December, 1997.

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  1.2    ECRIX

         Ecrix shall have those responsibilities as more particularly set forth in the Joint Development Agreement entered into between the parties as of the 4th day of December, 1997.

  1.3    COOPERATIVE ROLES

         AIWA and Ecrix intend that sound cooperation will result from the contributions of each party and this division of responsibilities. Both parties understand, however, that full cooperation is necessary to fully develop this business and achieve the potential opportunities in this new market.

  1.4    FUTURE JOINT DEVELOPMENT

         The parties agree to enter into good faith negotiations to reach agreement for the joint development of the next generation of the Products which are the subject of this Manufacturing and Supply Agreement.

   2     DEFINITIONS

  2.1    PRODUCTS

         Those products listed in Exhibit A to this Agreement and as defined by their associated Product Specifications.

  2.2    COMPONENTS

         Specially designed parts by Ecrix or AIWA that are used in the manufacture or repair of the Products and whose use is limited by this Agreement.

  2.3    SPARE PARTS

         All parts for the Products as set forth on the Spare Parts List attached as Exhibit B.

  2.4    UNIQUE CUSTOMER CONFIGURATIONS

         Products based upon the Product Specification but incorporating changes that may include electrical, hardware interface, firmware and/or form factor made pursuant to the terms of this Agreement. The specifications of such products will be mutually confirmed in writing on an as-needed basis and each product will utilize a unique designator (i.e., part number).

  2.5    ENGINEERING CHANGE ORDER- DESIGN

         Any electrical or mechanical changes to the Products, sub-assemblies, or component parts proposed by Ecrix, AIWA, or AIWA's suppliers that affect form, fit or functionality, reliability, performance, quality, cost, or which result in a departure from the agreed upon Product Specifications.



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  2.6    ENGINEERING CHANGE ORDER- MANUFACTURING PROCESS

         Any changes to the manufacturing process, proposed by Ecrix, AIWA, or AIWA's suppliers that affect form, fit or functionality, reliability, performance, quality, cost, or which result in a departure from the agreed upon Product Specifications.

  2.7    PRODUCT SPECIFICATION

         The specifications for the Product provided by Ecrix to AIWA detailing the requirements for the manufacture and test of each Product. Such specifications will be mutually confirmed between Ecrix and AIWA in advance.

  2.8    PURCHASE ORDER

         The written or electronically transmitted order from Ecrix to AIWA for the Products covered by this Agreement, stating the product part/model number, quantity, price, delivery date, special packaging or other requirements and any other information required to enable the delivery of the Products.

  2.9    FIRMWARE CODE

         The internal micro-code that controls the operation of the tape drive.

  2.10   INTERFACE TYPE

         Defines the SCSI standard. For example, narrow single ended, narrow differential, wide differential, etc.

  2.11   ACCEPTABLE QUALITY LEVEL

         Will be a criteria used by Ecrix to determine whether AIWA is satisfactorily meeting its obligations under this agreement. The baseline to make such a decision on whether something is accepted or rejected will be Ecrix's Product Specification and the test tools and matrix defined by the two companies. The acceptable quality levels are defined in Exhibit E. The parties recognize that it will be necessary to implement a program to meet the quality levels as set forth in Exhibit E based on anticipated OEM customer quality standards.

  2.12   NO TROUBLE FOUND

         Product initially rejected by Ecrix at incoming test or inspection or rejected at a customer site, which is subsequently tested by either AIWA or Ecrix and found to contain no defects.

  2.13   EXCLUSIVE

         Sole rights excluding all other parties.

  2.14   DEVELOPMENT COSTS

         All expenditures associated with Product Development until the completion of drawings and associated documents defining the requirements and design of the Product up to the stage that such Product can be put into pre-production manufacturing by AIWA.



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  2.15   MANUFACTURING EXPENDITURES

         Includes all costs of the design, development and construction of the manufacturing hardware for the Product, including tooling design, equipment acquisition, and on-going maintenance.

  2.16   APPLICATION PRODUCT

         A product which may be developed for a certain application and which utilizes the Tape Format and incorporates an additional feature and/or hardware specifically designed for that application. Such product cannot compete in the same market segment as is contemplated with this joint project, which primary function is in the classical role of a tape device in the computer data storage hierarchy. In addition, the value of such Application Product should be in the additional feature and/or hardware that has been added, and not the basic functionality of a back up device.

  2.17   TAPE FORMAT

         A certain tape streamer data storage format which Ecrix has proposed based upon 8mm tape storage products, including a Physical Specifications and a Logical Specifications for the 8mm data storage drive and the 8mm data cartridge media (the "Format"). If a logo type for the Format will be made, such logo type will be deemed as part of Format.

  2.18   SALES TERRITORY

         Is defined as where the end-user installs the Product or where the Product is consumed.

  2.19   AIWA

         "AIWA" shall include any corporation, business organization or other legal entity which AIWA owns or controls, directly or indirectly, an interest of at least fifty percent (50%) of the voting stock.

  2.20   ECRIX

         "Ecrix" shall include any corporation, business organization or other legal entity which Ecrix owns or controls, directly or indirectly, an interest of at least fifty percent (50%) of the voting stock.




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   3     MANUFACTURING RIGHTS

  3.1    AIWA MANUFACTURING RIGHTS

         AIWA shall have the Exclusive worldwide rights to manufacture the Products during the term of this Agreement, subject to the provisions listed in Section 3.3 and 3.4. AIWA shall not have the right to grant to other parties the rights to manufacture or have manufactured the Product without receipt of written consent from Ecrix to any such arrangements.

  3.2    MANUFACTURING DECISIONS

         AIWA will have complete responsibility and control over the development of manufacturing processes, acquisition and maintenance of production equipment and the construction and location of facilities. All costs of financing the development and construction of the manufacturing facilities will be borne by AIWA.

  3.3    ECRIX MANUFACTURING

          (a) AIWA and Ecrix understand that the assurance of continued production of the Product in a high quality, low-cost manner is critical to the business success of Ecrix, and that Ecrix is relying on AIWA as the sole source of the Product. Both parties recognize that laws existing in certain countries, unforeseen political or economic events, or contractual conditions contained in OEM agreements (which Ecrix will use its best efforts to avoid) may arise which would either limit or prevent AIWA from manufacturing the Products in Japan or in other countries or from satisfying Ecrix's purchase requirements. In the event that any legal, political, economic, or contractual restrictions or provisions; any event described in Section 31.7; or a material breach of this Agreement by AIWA as determined by arbitration pursuant to Section 30, prevent or limit the supply of products from AIWA to Ecrix or its customers, Ecrix and AIWA will immediately cooperate to find a method otherwise to allow AIWA to continue supplying the Products for Ecrix. In the event that no mutually acceptable and feasible method is found, Ecrix shall have the right to manufacture the Products and utilize the manufacturing processes and know-how developed by AIWA but only to the extent necessary to manufacture Products that AIWA is not otherwise able to supply taking into account the factors detailed above. In such event, subject to Japanese governmental approval (if applicable), AIWA shall provide Ecrix with Technical Information of AIWA in a way to be mutually agreed upon, including appropriate compensation which may include a royalty, to establish manufacturing by Ecrix or third parties selected by Ecrix to manufacture the Products for Ecrix. Should Ecrix desire to acquire any equipment of AIWA used in the manufacture of any Products pursuant to this Section 3.3, the terms of such acquisition shall be as mutually agreed.




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         (b) AIWA shall have the unrestricted rights to sell Application
         Products world-wide, however for the initial two (2) years AIWA will pay Ecrix compensation in an amount and on terms to be mutually agreed upon for sales of Application Products in Ecrix's sales Territories as described in the agreement titled "Aiwa's Response" dated 9 December 1998.

         (c) AIWA shall not manufacture and sell any product which utilizes the Format and directly competes in Ecrix's Sales Territories (referred to in Section 4.1) with the Products supplied to Ecrix pursuant to this Agreement.

  3.4    THIRD PARTY MANUFACTURING

         AIWA recognizes that part of Ecrix's sales strategy is to establish purchase agreements with customers who are original equipment manufacturers ("OEM's") who will incorporate the Products into their products and systems. Certain OEM's may require as part of such purchase agreements assurances of the supply of such Products and the right to manufacture the Products under specified circumstances (which Ecrix will use its best efforts to avoid). Subject to AIWA's prior written consent and to Japanese governmental approval (if applicable), Ecrix shall have the right and authority to grant OEM's the nontransferable right to manufacture such Products only for the purpose of incorporating them into the OEM's own products. systems, or subsystems, to the limited extent which Ecrix considers it necessary to obtain the purchase agreement with the OEM. OEM's who are granted such rights may obtain drawings and schematics of the Products purchased by the OEM for its manufacture thereof. OEM's who are granted rights will not be entitled to receive Technical Information of AIWA without AIWA's written consent. AIWA and Ecrix will mutually agree on the royalties to be paid by the OEM and the sharing of royalties between Ecrix and AIWA, if such limited manufacturing rights are granted to the OEM.

   4     MARKETING AND SALES RIGHTS

         This section has been superseded by the agreements titled "Aiwa's Response" dated 9 December 1998 and "Clarification of Aiwa's Response" dated 24 December 1998.

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  4.1    AIWA AND ECRIX RIGHTS

         (a)      The parties respective Sales Territories shall be as follows:

                  Ecrix: The Americas, Europe, Australia, and Israel.

                  AIWA: Japan, Asia, Middle East, and South Africa

         Each party will evaluate and determine the distribution methods, the organization to be established, the customers to whom the Products will be sold and the strategy to be utilized. Each party shall further be responsible for planning and reviewing marketing opportunities and is responsible for all costs incurred in the sale and marketing of the Product within their defined territories.

         (b) In the event one party introduces a customer to the other party who sells Products in the other party's Sales Territory, the other party shall pay the introducing party a sales commission and other sales costs in consideration for such introduction in such amount and terms to be mutually agreed upon provided that the other party will be entitled to retain any revenue for such sales in its Sales Territory. Furthermore, the other party has ownership of that customer and is responsible for providing service and support.

         (c) In the event a party (the "First Party") indirectly sells or otherwise distributes Products in the Sales Territory of the other party (the "Second Party") as a result of sales to customers who ultimately re-sell or distribute the Products into the Second Party's Sales Territory, the First party shall pay to the Second Party compensation on such terms and in such amount as shall be agreed upon by the parties. Further, the parties shall meet and determine the most appropriate method of resolving the issue of the sale and distribution of such Products into the Second Party's Sales Territory having regard to the Second Party's marketing and distribution strategies for that particular Territory.

         (d) In the spirit of item (c) above, both parties shall have unrestricted rights to sell Application Products worldwide upon a sixty
         (60) day prior notice to the other party. Each party will pay the other party compensation in an amount and on terms to be mutually agreed upon (within the 60 day notice period) for sales of Application Products into the other party's Sales Territories.

         (e) For all Product requirements of SONY America and/or AIWA America, Ecrix shall be the exclusive supplier of such Products. Prices for Products will be in accordance with Ecrix's standard pricing policy.

         (f) As each party signs an agreement with an OEM customer, the two parties shall review the amount of sales that will go into the other party's Sales Territories and agree in good faith to negotiate reasonable compensation payable in accordance with paragraph (c) and/or
         (d) above for these lost revenues and the costs associated to service this OEM customer.


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   5     EXPENSES

  5.1    DEVELOPMENT COSTS

         (a) Ecrix shall be responsible and pay for all its costs associated with the development activities described in the Joint Development Agreement dated December 4, 1997.

         (b) AIWA shall be responsible and pay for all its costs associated with the development activities described in the Joint Development Agreement dated December 4, 1997. AIWA shall amortize such costs in a manner that minimizes the impact of such costs on the Product sales price to Ecrix and stays within the cost targets established within the Joint Development Agreement.

  5.2    MANUFACTURING EXPENDITURES

         (a) AIWA agrees to pay for all Manufacturing Expenditures.

         (b) The parties agree that AIWA will, for the purposes of this Agreement, capitalize and amortize all of the Manufacturing Expenditures incurred under this Section. AIWA shall amortize such costs in a manner that minimizes the impact of such costs on the Product sales price to Ecrix and stays within the cost targets established within the Joint Development Agreement. It is understood between the parties that all manufacturing processes of AIWA, equipment and facilities, excluding test software programs supplied by Ecrix without charge, for the Products, shall continue to be property of AIWA and that they may be used for any other purposes, subject to Section 29 hereof.

  5.3    TECHNOLOGY EXCHANGE COSTS

         AIWA and Ecrix will be exchanging engineering personnel as part of the initial and ongoing technology exchange described in Section 22. Each party will be solely responsible for the costs and expenses (including but not limited to airfares, accommodation transport and incidental expenses) of its own engineering personnel whilst engaged in such visits at the other's facilities. If such costs become burdensome for one of the parties or the visit is to resolve a technical or quality deficiency, both companies agree to negotiate in good faith a satisfactory cost sharing settlement.

   6     OEM REQUIREMENTS

         (a) AIWA understands that after the Products are introduced into the marketplace by Ecrix any subsequent changes may affect the design of the system into which an OEM has incorporated such Product. Requests for enhancements and modifications to the Product design will be submitted from time to time by either party. Changes to Product design and the manufacturing process shall be dealt with in accordance with the provisions of Section 20.

         (b) Without limiting the above, both parties shall provide each other with such cooperation and assistance as may be necessary in order to conclude agreements with OEM customers. This may involve modifications to firmware design by Ecrix and the modification of the Product's hardware by AIWA. The costs and expenses associated with the implementation of such modifications shall be principally borne by the party who concludes an agreement with the OEM customer and in such amount as shall be agreed upon by the parties in the spirit of this paragraph.




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   7     PURCHASE ORDERS

  7.1    ORDERS

         (a) The purchase and sale of Products and Spare Parts shall be made against specific Purchase Orders placed by Ecrix to AIWA and accepted by AIWA during the term of this Agreement in accordance with the provisions hereof, provided that such acceptance shall not be unreasonably withheld. Purchase Orders may be placed by fax, or e-mail. All Purchase Orders shall be deemed to incorporate by reference the terms and conditions of this Agreement which shall supersede all terms and conditions contained in Ecrix's Order or in AIWA's acknowledgement. Any Purchase Order issued for any firm commitment of purchase of Products hereunder shall be non-cancelable and may not be modified in any respect once accepted by AIWA, subject to the provisions of Sections 9, 13.3 or 31.7.

         (b) Purchase Orders shall be placed no later than the fifth (5th) day of the month that is [Confidential Information Redacted] prior to the month in which shipment is requested (example: for shipment in October the relevant P/O must be received by AIWA no later than the 5th of
         July). Orders received after the 5th will be scheduled according to AIWA's standard lead-time.

         (c) The minimum order quantity for the Ecrix drive in each Purchase Order shall be [Confidential Information Redacted] Drives for each of the Model Numbers listed in Exhibit A.

         (d) Ecrix may at its option delay the delivery of any amount of Products contained in a Purchase Order for a maximum period of four (4) months from the scheduled date of delivery upon the giving of written notice to AIWA at any time prior to the delivery of the relevant Products.

  7.2    CONFIRMATION

         AIWA will notify Ecrix of the receipt of a Purchase Order within two
         (2) working days after its receipt. AIWA will notify ECRIX of AIWA's acceptance or otherwise of the relevant Purchase Order on or before the fifteenth (15th) day of the month of its receipt. Confirmation of receipt and acceptance or otherwise by AIWA may be by fax or e-mail. No individual Purchase Order shall be binding upon AIWA unless and until accepted in writing by AIWA, but such acceptance shall not be unreasonably withheld. AIWA shall be obliged to accept Purchase Orders for the quantity of the Products provided such quantity fall within the range of the relevant forecast schedule provided pursuant to Section
         8.1 below and otherwise comply with the terms of this Agreement.

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  7.3    CONTENTS

         All Purchase Orders for Products and Spare Parts submitted by Ecrix shall state the following: (a) price, (b) quantities ordered, (c) the month of delivery (d) destination, and (e) Product model/part number or Spare Part number, (f) special packaging requirements and (g) any other information required to enable delivery of the relevant Products in accordance with the terms and conditions hereof.

  7.4    EMERGENCY ORDERS/DEMAND UPSIDE

         If there is an increase in actual requirements above and beyond the forecast, AIWA shall make every reasonable effort to service an increase and shall advise Ecrix of its efforts. AIWA and Ecrix shall jointly work together to ensure that an adequate supply of long lead components are available at all times to cover these potential requirements. In the event that an OEM customer requires Ecrix to commit to a specific upside capability and/or capacity priority, AIWA agrees to work in good faith with Ecrix to execute such a plan.

  7.5    DELIVERY REPORTS

         AIWA will supply Ecrix a monthly delivery report for all Products delivered during the past month. The report shall specify the quantity, model/part number (including revision or configuration level), delivery date, serial number and/or date code of each Product in accordance with the form and method to be mutually agreed upon between the parties.

         In the event that Ecrix consigns any Parts to AIWA, AIWA will supply ECRIX with a monthly report detailing the beginning balance, quantity received, quantity consumed in production, quantity scrapped, and ending balance.

   8     FORECASTS

  8.1    PROJECTIONS

         Ecrix will provide AIWA a rolling forecast containing four months purchase orders and eight (8) months of forecast. Each month as month five (5) becomes a purchase order, such order may be increased or decreased by 100% from the forecasted level. In addition, at the same time, month six (6) may be increased from the previous forecast by 200% or decreased by 100%.

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  8.2    DISCONTINUANCE OF MODEL

         Ecrix shall promptly notify AIWA of Ecrix's decision to discontinue to order any specific model of Product. Notwithstanding any such notice, Ecrix shall remain obligated to purchase the specific model of Product pursuant to the application of Sections 7.1. In addition to the foregoing, ECRIX acknowledges that the discontinuance of orders for specific models of the Products may result in an additional liability for AIWA with respect to components ordered or purchased by AIWA for intended use with the discontinued models of the Product.

   9     CONFIGURATION CHANGES

         (a) It is expected that a portion of Ecrix's business will require special configuration of the Products. Some may be as minor as firmware code changes while others may require special bezels or other hardware changes. Ecrix's customers also will change the mix of the interface types with virtually no lead-time. Ecrix and AIWA will work together to establish a mutually agreeable procedure for changing the configuration and mix of Products and Unique Customer Configurations. If any of this work is performed at Ecrix's facility, AIWA agrees to provide Ecrix on an ordinary commercial basis the necessary parts and training to allow this effort to be accomplished in a satisfactory manner.

         (b) Notwithstanding any other provision of this Agreement (including without limitation the warranty provisions set forth in Section 17 hereof), in no event shall AIWA be liable for any claims, suits, demands, loss, damage, cost or expense (including reasonable legal fees) arising out of or connected with the workmanship associated with any changes, modifications or additions made to the Products by or on behalf of Ecrix in accordance with this Section or the use of any parts not acquired or approved by AIWA. Ecrix hereby indemnifies and holds AIWA harmless with respect to such liability.



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         (c) Ecrix agrees to maintain at its own cost and expense a buffer stock of necessary parts and components at AIWA's production facility to facilitate configuration changes. At any time prior to the first day of the month immediately preceding the scheduled month of delivery, Ecrix may request that AIWA change the configuration of the relevant
         Products. Subject to the receipt of such a request and to the extent that the buffer stock inventory is sufficient, AIWA agrees to build product as requested.

   10    PRICING

  10.1   PRICE

         The purchase price to Ecrix for each model/part number of the Product sold to Ecrix shall be set forth in Exhibit C attached hereto. Prices for Unique Customer Configured Products shall be mutually agreed upon on a case by case basis and the Exhibit will be updated to reflect these configurations.

         The parties acknowledge that the purchase price for the Products, Unique Customer Configured Products and Spare Parts (or any components thereof) sold to Ecrix hereunder may be subject to Japanese Consumption Tax. In such event, ECRIX shall be liable for the payment of the amount of such consumption tax which shall be added to the respective purchase price for the Products, Unique Customer Configured Products or Spare Parts payable by ECRIX hereunder. Ecrix shall be solely responsible for making any applications for the refund of such consumption tax at its own cost and expense. Upon request, however AIWA will provide Ecrix with all reasonable assistance in connection with any application for the refund of such consumption tax however assumes no liability in relation to the outcome of such an application.

  10.2   PRICE REVISIONS

         The parties shall in good faith negotiate and review prices on a quarterly basis. Such revisions may incorporate variations in product cost, competitive market prices, changes in sales volumes, and currency fluctuations, as explained later in this agreement. The parties will use their best efforts to maintain the Product's competitiveness in the market.

  10.3   FORWARD PRICING

         In order to obtain business from strategic large volume OEM customers identified by Ecrix and deemed to be in the mutual best interests of Ecrix and AIWA, both companies shall work together in good faith to establish a mutually agreeable price for sales of the Product to such strategic large volume OEM customer. Such pricing which may reflect the potential sales volume and unique configuration and may be documented with a separate model/part number in Exhibit C.

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  10.4   PRICE REDUCTION PROGRAM

         AIWA and Ecrix understand that market pressures will continuously push the price of the Product lower and in order for both companies to maintain a reasonable profit margin, they must work together to reduce the cost of the Product. In the spirit of this effort, both parties agree to implement an immediate program that will help cost reduce the Product and result in an overall reduction in the price AIWA charges Ecrix. The overall guideline is that the initiating party will benefit from sixty percent (60%) of the cost savings with the balance of forty percent (40%) going to the other party.

   11    CURRENCY

  11.1   CURRENCY BASIS

         The prices for the Products and Spare Parts that Ecrix pays to AIWA under this agreement shall be in US dollars.

  11.2   CURRENCY FLUCTUATIONS

         (a) The price in Section 10.1 hereof is based on a Japanese Yen to US dollar exchange rate relationship. The prices during the term of this agreement may be modified in accordance with this Section in order to reflect a proportionate share of the change in the Yen to Dollar relationship as measured in the Wall Street Journal. It is agreed that the parties will average the daily changes of the Yen/Dollar exchange rate as reported during each quarter. This average will be used to establish the price adjustment as per listed on the attached chart that will be prepared when Ecrix receives the first commercial delivery of the Products. The timing for such price change is as described in
         Section 10.2 above (i.e., on a quarterly basis).

         (b) It is understood that AIWA will potentially move sub-components of the drive to a US based economy. It is agreed that the parties will use the Currency Fluctuation Price Adjustment table in a proportional basis as sub-components are produced in the US based economy. That is to say, dollar sourced components will not be adjusted for a Yen/Dollar exchange rate.

         (c) The parties will use their best efforts to minimize currency fluctuation risks which may involve the shifting of production offshore depending upon the volume of production required or the sourcing of components from alternate markets. The issue of currency fluctuation risks and any proposals to minimize such risks may be discussed by the parties in the quarterly price revisions referred to in Section 10.2 of this Agreement.

   12A. TAXES

         The Price for the Products includes all taxes necessary to pass title to the Products to Ecrix. All taxes based on income shall be borne by the party that incurs them. In the event any additional taxes, duties or levies (other than those in existence at the date hereof) are introduced by any competent authority during the term of this Agreement and are payable by AIWA in connection with the manufacture and supply of the Products hereunder, the price of the Products shall be adjusted to take into account such additional taxes, duties or levies.

   12    PAYMENT TERMS

         (a) At its option, Ecrix shall pay for all Products shipped by AIWA to Ecrix hereunder by either of the following methods;
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                                  CONFIDENTIAL
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             (i) an unconditional Confirmed and Irrevocable Documentary Letter of Credit ("L/C") at sight issued without recourse by an internationally reputable bank acceptable to AIWA. The amount of each L/C shall be equivalent to the purchase price of the relevant shipment as set out in the Ecrix Purchase Order. Each UC shall be issued at least two (2) weeks before the commencement of the scheduled month of shipment; or

             (ii) [Confidential Information Redacted] in immediately available funds made no later than [Confidential Information Redacted] prior to the scheduled delivery date of the Products for which payment is being made; or

             (iii) wire transfer to the account designated by AIWA within [Confidential Information Redacted] of the date of delivery of the relevant Products to the Ex Works point PROVIDED THAT ECRIX, (at its sole cost and expense) maintains and provides AIWA with a written bank guarantee in favor of AIWA guaranteeing the due and punctual payment of any and all amounts payable to AIWA hereunder and in a form satisfactory to AIWA (the "Bank Guarantee").

         (b) The Bank Guarantee or Standby Letter of Credit referred to in sub-paragraph (iii) of paragraph (a) above shall at a minimum comply with the following:

             (i) be issued by an internationally reputable bank acceptable to AIWA;

             (ii) an original copy of the Bank Guarantee or Standby Letter of Credit must be received by AIWA no later than five (5) days before the commencement of each successive calendar quarter during the term of this Agreement;

             (iii) the Bank Guarantee or Standby Letter of Credit must be issued for an amount which is greater than or equal to the highest monthly amount of Purchase Orders scheduled for delivery in the immediately succeeding calendar quarter;

             (iv) the Bank Guarantee or Standby Letter of Credit must be unconditionally payable by the bank immediately upon the default by ECRIX in the payment of any amounts due to AIWA under this Agreement;

             (v) the Bank Guarantee or Standby Letter of Credit must be exercisable upon the written demand from AIWA, which demand may be given at any time within 12 months from the date any amounts became payable by ECRIX to AIWA pursuant to the terms of this Agreement;

             (vi) shall be reviewed quarterly and amended or substituted where necessary to comply with the terms hereof.

             In the event of a substitution of the Bank Guarantee or Standby Letter of Credit in accordance with paragraph (vi) above, AIWA shall simultaneously deliver to ECRIX the Bank Guarantee or Standby Letter of Credit provided no amounts are outstanding at the relevant time and the amount of the substituted Bank Guarantee or Standby Letter of Credit calculated pursuant to paragraph (iii) above is greater than the purchase price of any Products delivered in the immediately previous calendar quarter for which payment has not been received by AIWA at the time of substitution.



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         (c) AIWA shall be under no obligation to deliver the Products in accordance with the terms of Ecrix's Purchase Order in the absence of receipt of the L/C, advance payment or a Bank Guarantee covering the amount of the relevant delivery together with the purchase price of any Products delivered but for which payment has not been received by AIWA at the relevant time.

         (d) In addition to any other remedies available to it in the event of default in payment, AIWA may in its sole discretion suspend or cancel future delivery of Products without liability.

         (e) AIWA shall be entitled to interest on all unpaid sums from the due date at the rate of 1% per month or where the aforementioned rate exceeds the maximum rate permitted by law, the maximum rate permitted by law.

   13    DELIVERY AND SHIPMENT

  13.1   DELIVERY COSTS AND SHIPMENT

         (a) AIWA shall at its own cost deliver the Products to Ecrix at the Ex Works point in Japan designated by AIWA. Ecrix shall arrange and be responsible for all shipment and transportation costs (including insurance) from the Ex Works point in Japan to the ultimate delivery destination requested by Ecrix in its Purchase Order ("Ecrix's Ultimate Delivery Point").

  13.2   PACKAGING

         The Method of packaging shall be as specified in Exhibit D. The cost of packaging for shipment is included in the price. Each delivery shall include a packing list containing: (i) Purchase Order number, (ii) Product Model Number/Part Number, or Spare Part number, (iii) quantity and (iv) serial numbers and/or date codes of shipped Products, or Spare Parts. Ecrix shall indemnify and hold harmless AIWA from and against any and all liabilities, cost, expenses, loss and damages, arising out of or relating to the method and packaging for the Products provided that the Products and Spare Parts are packed in conformity with Exhibit D.

  13.3   DELIVERY TIMES

         (a) Delivery to Ecrix at the Ex Works point will be made by AIWA no later than the 21st day of the fourth month following the placement of an accepted Purchase Order, provided ECRIX has placed such Purchase Order before the 5th day of the order month (e.g. Products ordered in Purchase Orders placed by July 5th will be delivered to the Ex Works point on or before October 21st). If AIWA has knowledge that it will not meet the scheduled shipment date it shall notify Ecrix in writing of this situation, along with a schedule to remedy the delinquency. Ecrix shall provide written acceptance or rejection of the proposed revision to the shipment schedule within five (5) days. If Ecrix rejects AIWA's remedy schedule, such rejection shall constitute a notice of default. During the period of default or delinquency by AIWA, it agrees to deliver all Products in the most expeditious manner, the difference in the costs of delivery to be at AIWA's expense.

         (b) In addition, at any time prior to the 21st day of the month preceding the scheduled month of delivery, AIWA (in its discretion) may notify Ecrix of an earlier anticipated delivery date than that referred to in paragraph (a) above. In such event, AIWA shall deliver the relevant Products to the Ex Works point in Japan on such date, or within one (1) day thereof.


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         (c) Consistent failure to deliver product on the delivery date as described herein (or within (1) day thereof) shall be a material breach of the contract, subject to the remedies in Section 27.

   14    TITLE

         Title and Risk of Loss or damage (other than the loss and damage referred to in Section 13.2 above) to the Product shall pass from AIWA to Ecrix upon delivery to Ecrix at the designated Ex Works point.

   15    INSPECTION, ACCEPTANCE AND RELIABILITY TESTING

  15.1   AIWA INSPECTION

         AIWA shall provide and maintain an inspection procedure and quality assurance program as described in Exhibit E for the Products and their production processes. Any records of inspection work done by AIWA in accordance with Exhibit E, including equipment calibration, shall be maintained for a period of one (1) year from the date of inspection and made available to Ecrix upon its request at reasonable times during the term of this Agreement. Further, AIWA agrees to forward (electronically) all final Product test results from the common test tool referred to in Section 16 with each unit that is shipped in order that Ecrix can compile a history database to plot Product trends.

  15.2   SOURCE INSPECTION

         Ecrix is authorized to perform source inspection and quality assurance audits at AIWA's manufacturing facilities upon the giving of reasonable prior written notice. Such source inspection shall not relieve AIWA of its obligation to deliver conforming Products in accordance with the terms of this Agreement or waive Ecrix's right of incoming inspection and acceptance at Ecrix's Ultimate Delivery Point.

  15.3   INCOMING INSPECTION

         All Products or Unique Customer Configured Products ordered by Ecrix under this Agreement shall comply with the Product Specifications or other mutually agreed written specifications and shall be subject to an incoming inspection and acceptance by Ecrix upon its receipt of the Products or Unique Customer Configured Products at Ecrix's Ultimate Delivery Point utilizing the common test tool referred to in Section 16.

  15.4   NOTICE OF REJECTION

         Products or Unique Customer Configured Products which fail to pass any Incoming Inspection conducted by Ecrix in accordance with Section 15.3 above may be rejected by Ecrix by the giving of written notice to AIWA by facsimile identifying the rejected Products and specifying in detail the reasons for their rejection (the "Notice of Rejection"). In the event AIWA does not receive a Notice of Rejection within ten (10) days from the date of delivery of the Products or Unique Customer Configured Products to Ecrix's Ultimate Delivery Point, they shall be conclusively deemed accepted by ECRIX.

                                  CONFIDENTIAL
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  15.5   CORRECTION OF MANUFACTURING DEFECTS

         During the Agreement term and subject to the agreement of the parties, AIWA shall provide technical personnel at Ecrix's facility for the purpose of analyzing and correcting manufacturing defects that may be found during Incoming Inspection. The costs for such visits will be handled on a case by case basis.

  15.6   REJECTED PRODUCTS

         Rejected Products may be returned by Ecrix for either repair and/or replacement subject to the terms set out herein. When returning rejected Products ECRIX shall attach the Notice of Rejection and such rejected products shall be delivered strictly in accordance with AIWA's written instructions. The liability for the costs associated with the repair and/or replacement of such rejected products shall be determined as follows:

               (i) where the defect relates solely to a manufacturing defect which cannot be corrected within a reasonable number of working days by AIWA's technical personnel in accordance with Section 15.5 above, AIWA shall be responsible for all repair and/or replacement costs together with all transportation and delivery costs incurred in replacing the rejected products;

               (ii) where there is No Trouble Found, Ecrix shall be responsible for all transportation and delivery costs incurred in returning the rejected products to AIWA and subsequent re-delivery;

               (iii) where the defect relates solely to an Ecrix design defect or firmware, ECRIX shall be responsible for ail repair and/or replacement costs together with all transportation and delivery costs incurred in replacing the rejected products;

               (iv) where the nature of the defect is unclear, repair and/or replacement costs together with all transportation and delivery costs incurred in replacing the rejected products shall be borne 50% by Ecrix and 50% by AIWA.
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  15.7   REPLACEMENT PRODUCTS

         Replacement Products, Unique Customer Configured Products shall be delivered to Ecrix's Ultimate Point within forty-five (45) days after the date of receipt of the rejected products by AIWA at its designated facility. Should AIWA fail to repair and/or replace rejected Products, Unique Customer Configured Products to Ecrix within the said forty-five
         (45) days period, Ecrix shall have the option to cancel without cost or liability the purchase of such replacement Products, Unique Customer Configured Products and where the defect is solely attributable to AMA's manufacturing defect receive, at Ecrix's option, a credit or rebate if payment has been made.

  15.8   NON-CONFORMING ACCEPTANCE

         Ecrix may choose to accept Products, Unique Customer Configured Products which fail to conform in a minor aspect to the specifications established by this Agreement without prejudice to its right to reject nonconforming items in the future. If Ecrix so chooses, Ecrix will notify AIWA in writing by means of facsimile of its intent to accept non-conforming items within ten (10) days from the date of their arrival at Ecrix's Ultimate Delivery Point. AIWA agrees to negotiate in good faith a price reduction for such items based upon Ecrix's added expenses to correct such deficiencies provided that the basis for non-conformance is not the result of an Ecrix design defect. Upon agreement on price, ECRIX may accept such items.

  15.9   ECRIX CORRECTIONS

         Ecrix may attempt to correct deficiencies with Products or Spare Parts either consigned or purchased under this Agreement. Such correction by Ecrix shall neither invalidate nor act as a waiver of Ecrix's rights to satisfaction under Section 15.3 above nor affect any other terms of this Agreement, including, but not limited to, the warranty under
         Section 18 provided that Ecrix provides AIWA with written notice within ten (10) days of the relevant Products/Spare Parts arrival at Ecrix's ultimate delivery point detailing the nature of the defects and the proposed method of correction and obtains AIWA's prior written consent (which may not be unreasonably withheld) to proceed with the proposed method of correction. The act of payment for Products or Spare Parts shall not of itself signify acceptance by Ecrix of the Products or Spare Parts.

  15.10  SAMPLING INSPECTION

         If a lot fails the agreed upon sampling inspection criteria that is implemented by AIWA at the time of delivery of the Products as set forth in Exhibit E, Ecrix may reject the entire incoming lot and require AIWA technical personnel to verify individual products in the lot as acceptable, provided that the basis for failure of quality yield level is not the result of an Ecrix design defect.

                                  CONFIDENTIAL
                                     Page 19

  15.11  ONGOING RELIABILITY TESTING

         AIWA shall perform ongoing reliability testing per Exhibit F and will share the results with Ecrix. Ecrix will follow a similar test plan and agrees to share its results with AIWA.

  15.12  OEM CUSTOMER INSPECTION

         From time to time certain OEM customers, or other customers, may request a tour of facilities where Product development, manufacturing, test, repair, and technical support activities are conducted. Such customers may request detailed information about the processes employed in these activities in order to complete vendor qualification and/or evaluation surveys. AIWA and Ecrix will, upon receipt of prior notice, make every reasonable effort to obtain any necessary approvals for a reasonable number of such visits and provide assistance to customers and to each other in order to complete these surveys in a timely and efficient manner. The OEM customer is to be accompanied by an employee(s) of the respective company sponsoring the visit. The approval for such visits referred to in this Section may be conditional upon the execution of an appropriately worded confidentiality and/or non-disclosure agreement by the OEM customer.

   16    TEST EQUIPMENT

         AIWA and Ecrix will work together to develop a common test tool and "pass/fail" test criteria, it being agreed however that Ecrix will develop the software for the common test tool. AIWA shall confirm that the proposed common test tool is exercising the mechanism correctly. After the common test tool and "pass/fail" test criteria have been agreed upon in writing by both parties, one copy of the tool will be used by AIWA to test all Product before it ships and another copy will be used by Ecrix to test Product at incoming inspection. Both companies agree to share their results so that a common database can be developed to analyze product trends.

   17    WARRANTY

  17.1   AIWA WARRANTY

         AIWA warrants for a period of [Confidential Information Redacted] from the date of delivery of Products to the Ex Works point, that all Products, Unique Customer Configured Products or Spare Parts furnished under this Agreement will be free from defects in materials and workmanship, and will conform to applicable Product Specifications, drawings and/or samples provided or incorporated in this Agreement. Software/firmware and product interface supplied by Ecrix and critical components and parts listed on Exhibit G are excluded from this warranty clause. These warranties shall survive any inspection, delivery, payment and termination or expiration of this Agreement, and shall extend to Ecrix, or its

                                  CONFIDENTIAL
                                     Page 20

         successors and assigns. Notwithstanding the aforesaid, the warranty period may be extended by mutual agreement. In any event, Ecrix and AIWA agree that they will negotiate in good faith to extend the warranty period in order to provide warranty coverage granted with respect to similar or competitive products.

  17.2   ECRIX WARRANTY

         Ecrix warrants the electrical/electronics including the mechanic firmware developed by Ecrix and incorporated in the Product to be free from defects in design. These warranties shall survive any inspection, delivery, payment and termination or expiration of this Agreement, and shall extend to AIWA, or its successors and assigns.

  17.3   REMEDY

         Correction of warranty defects hereunder shall be performed at either Ecrix's or AIWA's facility, as AIWA and Ecrix shall agree. AIWA shall, with the mutual agreement of Ecrix, repair or replace all defective Products, Unique Customer Configured Products, and Spare Parts within forty-five (45) days of receipt of defective Products returned to it by Ecrix. In the event AIWA is unable to repair warranty defects within the said forty-five (45) day period, AIWA shall either replace such defective Products/Spare Parts within such period or grant Ecrix a credit for the amount of the price paid for such Product/Spare Part. During the term of this Agreement, and if mutually agreed between Ecrix and AIWA, AIWA shall provide, at Ecrix's facility, technical personnel for the purpose of analyzing and repairing defects in the Products, Unique Customer Configured Products and Spare Parts.

  17.4   WARRANTY COSTS

         (a) Costs of all work performed pursuant to the warranty set out in
         Section 17.1, including costs for labor, material, inspection and/or shipping from whichever facility shall be borne exclusively by AIWA. Costs of all work performed pursuant to the warranty set out in Section 17.2, including costs for labor, material, inspection and/or shipping from whichever facility shall be borne exclusively by Ecrix. In the event that it cannot be clearly determined whether the warranty repairs are required solely pursuant to Section 17.1 or solely pursuant to
         Section 17.2, then the costs for all work performed pursuant to the warranty covered by this Section 17, including costs for labor, material, inspection and/or shipping from whichever facility shall be borne 50% by Ecrix and 50% by AIWA.

         (b) Ecrix shall exclusively bear all costs associated with any shipping damages resulting to Products, Unique Customer Configured Products or Spare Parts transported from AIWA to Ecrix provided that the method of packing the items meets Ecrix's specifications, otherwise AIWA shall exclusively bear all these costs.

         (c) The parties shall review on a semiannual basis the procedures for warranty repairs and allocation of warranty expenses as well as the reimbursement policy for such warranty repairs as hereinafter set forth. Initially, a report shall be prepared by AIWA and Ecrix on a calendar quarterly basis indicating the warranty costs incurred by the parties pursuant to this Section 17. Within thirty (30) days after a warranty cost report is submitted, the owing party shall reimburse the owed party. Any disputes pursuant to this Section 17 shall be resolved by arbitration in the manner established by Section 30 below.

                                  CONFIDENTIAL
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  17.5   EXCLUSIVE REMEDY

         The warranty stated above constitutes the sole and exclusive remedy of AIWA and Ecrix. Except as herein above provided, Ecrix and AIWA make no warranties, express or implied, including any warranty of merchantability or fitness for a particular purpose. Neither AIWA nor Ecrix shall be liable to one another for consequential damages arising out of a breach of the warranties referred to in this Section.

  17.6   THIRD PARTY CLAIMS

         (a) Should either party become aware of any claim, suit or demand made by a third party with respect to the Products and/or Unique Customer Configured Products or the performance of any acts contemplated by this Agreement (including but not limited to claims for personal injury, property damage or loss of data), that party shall immediately notify the other party of the details and the nature of such alleged claim, suit or demand whereupon both parties shall firstly discuss and determine the most appropriate, economical and equitable method of resolving same.

         (b) Each party (the 'Indemnifying Party") shall indemnify and hold harmless the other party together with its officers, directors, shareholders, employees, agents, successors and permitted assigns (the "Indemnified Party") against any cause of action, loss, liability, damage, cost or expense (including but not limited to attorney's fees and costs irrespective of the institution of proceedings) to the extent that such liability arises out of or relates to a breach of the Indemnifying Party's obligations under this Agreement or as are implied by law and any negligent act or omission made during the term hereof. The Indemnified Party shall promptly notify the Indemnifying Party of the commencement of any such action or suit, or threats thereof, and the Indemnifying Party shall be afforded the opportunity to determine the manner in which such action or suit should be handled or otherwise disposed of. Notwithstanding the foregoing, if the Indemnified Party is a named party in any action or suit, it may participate in any such action or suit by its own counsel without affecting the indemnity granted pursuant to this paragraph. The Indemnified Party shall not undertake to settle, or agree to any settlement herein, without first obtaining the written consent of the Indemnifying Party.

         (c) The provisions of this Section shall survive the expiration or termination of this Agreement.

   18    CUSTOMER REPAIRS AND UPGRADES

  18.1   CUSTOMER REPAIRS

         (a) Products may fail at a customer site while either in or out of warranty. In order for the Product to be brought up to working condition, it may have to have a part or series of parts replaced. Additionally, the parties may have an inventory of spare parts that become obsolete because of an Engineering Change Order regarding Design or Manufacturing Process. All of the above scenarios require a cost to be incurred by either or both parties to remedy the situation. AIWA and Ecrix agree to work together to minimize this cost and ensure that the customer is serviced in the highest possible manner. Such activities will include training technicians to do repairs, implementing a consignment stock of parts to service in-warranty repairs, initiating a pool of hot spares, and a spare parts stock rotation program.

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         (b) AIWA agrees to be responsible for costs associated with the performance of the activities referred to in the above paragraph to the extent that they relate solely to the repair or replacement of Products in connection with the warranty given in Section 17.1. ECRIX agrees to be responsible for costs associated with the performance of the activities referred to in the above paragraph to the extent that they relate solely to the repair or replacement of Products in connection with the warranty given in Section 17.2. Any activities undertaken by a party other than in discharge of its warranty obligations set out herein shall be done on a ordinary commercial charge basis, or as may be otherwise agreed upon in writing by the parties.

  18.2   UPGRADES

         A customer may return a working Product and request that the Product be upgraded to the latest configuration or latest feature sets. AIWA and Ecrix agree to work together to minimize this cost and ensure that the customer is serviced in the highest possible manner provided that any activities undertaken by a party other than in discharge of its warranty obligations set out herein shall be done on a ordinary commercial charge basis, or as may be otherwise agreed upon in writing by the parties.

   19    VENDOR SELECTION AND ASSISTANCE

         (a) It is contemplated by AIWA and Ecrix, that the majority of components and parts used for the Products or Unique Customer Configured Products will be sourced by AIWA's procurement group. During the term of this Agreement, Ecrix agrees to supply AIWA with or assist AIWA in procuring critical parts or components for the Products (including but not limited to those referred to in Exhibit G hereto as amended from time to time) which are necessary to meet AIWA's production requirements.

         (b) In the event that Ecrix must directly purchase components or parts on the behalf of AIWA, Ecrix shall only purchase in strict accordance with the price, quantities and delivery dates as may be requested by AIWA in written purchase orders submitted to Ecrix. Ecrix will either sell or consign these parts to AIWA. AIWA's purchase price or Product credit to Ecrix for all such components and parts will be Ecrix's purchase price, plus all related transportation, insurance, packing, export charges and taxes. Payment will be made [Confidential Information Redacted] after shipment of product, as long as a letter of credit or bank guarantee has been obtained. Otherwise, cash in advance of shipment will be required. Payment is subject to and conditional upon an incoming inspection of the relevant components and acceptance within 10 days of arrival of the relevant goods at AIWA's facility in Japan.

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   20    ENGINEERING CHANGES

  20.1   AIWA CHANGES

         (a) AIWA shall notify Ecrix of any Engineering Change Order as defined in Sections 2.5 and 2.6 hereof proposed to be made by AIWA to the Product, sub-assemblies, components, or manufacturing process and shall supply a written description of the expected effect of the Engineering Change Order on the Product, including the effect on performance, all test results of the proposed change, reliability, quality and serviceability and any cost changes expected by the Engineering Change. The implementation of an Engineering Change Order shall be subject to the prior approval of ECRIX, which may not be unreasonably withheld. In deciding whether or not to give its consent to the inclusion of AIWA's proposed Engineering Change, Ecrix may elect to evaluate parts and/or designs, specified as part of the proposed change. Ecrix agrees to approve or disapprove AIWA's proposed changes or respond with alternate proposals within 60 working days of receipt of a written request including all necessary documentation and materials to correctly evaluate the requested change for changes requiring customer approval and 20 working days for changes requiring only Ecrix approval.

         (b) Notwithstanding the above, AIWA may in its sole discretion implement changes to the manufacturing processes for the Products which do not affect functionality, reliability, performance, quality, cost, or result in a departure from the agreed upon Product Specifications however shall provide ECRIX with five (5) days prior written notice of such changes. In the event that any changes implemented by AIWA in accordance with this paragraph are subsequently proven to have required the prior consent of Ecrix in accordance with paragraph (a) above, the implementation of such changes shall be at AIWA's risk.

  20.2   ECRIX CHANGES

         (a) Ecrix may request, in writing, that AIWA incorporate an Engineering Change into the Product or Manufacturing Process. Such request will include a description of the proposed change sufficient to permit AIWA to evaluate its feasibility and the proposed effect on quality, reliability, performance, cost, and serviceability. Within 20 working days of receipt of such a request by Ecrix, AIWA will advise Ecrix of the terms and conditions under which it would make the Engineering Change requested by Ecrix. AIWA's evaluation shall be in writing and shall further state the cost savings or increase, if any, expected to be created by the Engineering Change, and its effect on the performance, quality, reliability, safety, appearance, dimensions, tolerance, inventory cost, lead time.

         (b) The implementation of any Engineering Change requested by ECRIX in accordance with paragraph (a) above shall be subject to the prior approval of AIWA, which may not be unreasonably withheld and the agreement of the parties as to a commensurate increase or decrease in the purchase price or revision of shipment schedule provided that ECRIX shall be liable for the costs of the purchase and delivery of any additional components that are required in order to effect the Engineering Change which are unable to be otherwise used by AIWA or returned to the supplier of same. If Ecrix requests AIWA in writing to incorporate an Engineering Change into the Product or Manufacturing Process and it is agreed to by AIWA, the Product Specifications will be amended as required.

         (c) ECRIX shall maintain a record of and promptly provide AIWA with written notice of any manufacturing firmware changes made which relate to the Products, including the revision number and a description of such change.

   21    SPARE PARTS

  21.1   SPARE PARTS DURING PRODUCT MANUFACTURE

         During the manufacture of the Products Ecrix shall have the right to order all piece parts for the purpose of providing service on the Products by Ecrix or any authorized third party service organization. AIWA shall supply the spare parts ordered by Ecrix as soon as is practicable and in no event later than ninety (90) days from receipt of the relevant order.


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  21.2   PRICES OF SPARE PARTS DURING PRODUCT MANUFACTURE

         The prices of all piece parts or subassemblies that compose the Product shall not exceed [Confidential Information Redacted] that of the total Product price to Ecrix.

  21.3   SPARE PARTS AFTER TERMINATION OF PRODUCT MANUFACTURING

         Ecrix shall have the right to purchase the recommended Spare Parts (Exhibit B) and AIWA agrees to supply these Spare Parts (Exhibit B) for a period of five (5) years after written notice of discontinuance of a relevant Model/Part Number of the Product. Ecrix shall also have the right to purchase all mutually agreed upon individual piece parts from AIWA or their vendors during this time period so that AIWA is not required to stock every individual piece part. AIWA will assist Ecrix in purchasing and obtaining the best prices from their suppliers and will further notify Ecrix of receipt of a notice of discontinuance of the supply of Spare Parts from any vendor in order that Ecrix may place a final order for such Spare Parts to cover the anticipated demand for the period referred to herein.

  21.4   PRICES FOR SPARE PARTS AFTER TERMINATION OF PRODUCT MANUFACTURING

         Prices for the Spare Parts shall be mutually agreed upon, however, the parties agree to negotiate commercially reasonable prices for said Spare Parts. At Ecrix's option certain Spare Parts of U.S. manufacture may be purchased directly from the manufacturers.

  21.5   WARRANTY AND PAYMENT TERMS

         Warranty for AIWA supplied Spare Parts will be the same as the Product under Section 17. Payment terms for Spare Parts shall be the same as for the Product under Section 12.

   22    EXCHANGE OF TECHNICAL INFORMATION

         (a) The Technical Information exchange will be an ongoing process during the Agreement term. Each party shall have full access to the other's facilities and production processes for the Products and full cooperation will be provided by all parties. The parties recognize, however, that it is intended that information transfer shall be efficiently accomplished and not impede the business of any party. Ecrix agrees to make available to AIWA design information relating to a Product, as it is developed by Ecrix, and to compile the product documentation to facilitate transfer. AIWA agrees to retain and create documentation for its manufacturing processes for the Products to the extent that it is possible and practical. Ecrix recognizes that it may be expensive and impractical for AIWA to assemble complete information relating to AIWA's manufacturing processes for the Products. However, Ecrix shall have full access to all information relating to AIWA's manufacturing processes for the Products upon reasonable request.

         (b) Subject to the express prior written consent of the owner of such Technical Information, either party may use the Technical Information of the other disclosed hereunder for the purpose of manufacturing Products as defined in this contract. Both parties recognize that continued access to the Technical Information of the other party, including such information deemed irrelevant by the disclosing Party, is necessary for broad business planning, which includes implementing Product designs and changes and assisting the other party in overcoming problems.

                                  CONFIDENTIAL
                                     Page 25



   23    USE OF BRANDS

  23.1   ECRIX'S BRANDS

         (a) Ecrix grants to AIWA the right to apply such of Ecrix's Brands to the Product to be manufactured and delivered to Ecrix pursuant to this Agreement, as Ecrix shall direct upon reasonable written notice. Ecrix's Brands shall not be used in combination with any other tradenames, trademarks, characters, figures or marks by AIWA without the prior written approval of Ecrix. Ecrix represents and warrants that it is the sole and exclusive owner of Ecrix's Brands and that the use thereof on the Product will not infringe the rights of any third party.

         (b) Ecrix's Brands shall be affixed to each Unit of the Product, in such manner as described in Product artwork provided by Ecrix to AIWA, and any change of such manner shall be determined by both parties in writing but at the sole expense of Ecrix.

         (c) Ecrix shall indemnify and hold harmless AIWA from any claims, suits, demands, loss, damage and expense (including reasonable counsel fees) arising out of or connected with the use of Ecrix's Brands or any claim relating to any artwork, labeling and other printed matters supplied by or included at the direction of Ecrix. AIWA shall promptly notify Ecrix of the commencement of any such action or suit, of threats thereof, and Ecrix shall be afforded the opportunity to determine the manner in which such action or suit should be handled or otherwise disposed of. Notwithstanding the foregoing, if AIWA is a named party in any action or suit, AIWA may participate in any such action or suit by its own counsel without affecting the indemnity granted pursuant to this paragraph. AIWA shall not undertake to settle, or agree to any settlement herein, without first obtaining the written consent of Ecrix.

         Ecrix represents and warrants the originality of any of its items to be delivered to AIWA hereunder and that no portion of such items, or their use or distribution, violates or is protected by any copyrights, registration or similar right of any third party.

   24    INTELLECTUAL PROPERTY RIGHTS

         (a) Each party agrees to file applications for and pursue the issuance of United States, European and Japanese patents that arise out of each party's activities in connection with development and manufacturing of the Product in accordance with the Joint Development Agreement and this Agreement.

         (b) The ownership of any intellectual property rights including, but not limited to, patents, copyrights, mask works, and trade secrets, that may arise out of each party's activities carried out under this Agreement shall be as follows:

             (i) where the intellectual property rights arise out of work carried out solely by one party and independent of the Confidential Information (specified in Section 29) of the other party, the rights shall belong solely to the party performing such work. The presumption for this purpose is that Ecrix will own all rights in the electronic design and trademarks or copyrights associated with the Product marketed under the Ecrix name, and that AIWA will own all rights in the mechanical design. Each Party shall give written notice of any work that may give rise to ownership of rights that is inconsistent with this presumption;

             (ii) where the rights arise out of work carried out jointly by both parties or by one party using any Confidential Information of the other party, the rights shall be jointly owned by the parties subject to the limitations set forth in this Agreement.

                                  CONFIDENTIAL
                                     Page 26



         The parties agree to cooperate with each other to file applications for patents or other intellectual property rights arising out of such work. All expenses and charges necessary for the filing and prosecution of such applications, issuance and maintenance fees for such rights shall be equally borne by the parties.

         (c) AIWA and ECRIX hereby acknowledge that AIWA, ECRIX and SONY CORPORATION jointly own the Format as defined in Section 2.17 hereof and AIWA may freely use the Format, manufacture and have manufactured and sell the products conforming to the Format without any compensation to the other parties. Further, upon request, the other party/ies will grant a license of its/their patents which cover the requesting party's products conforming to the Format on reasonable terms and conditions.

   25    MUTUAL LICENSE

         Each party grants to the other party a non-exclusive and paid-up license under its intellectual property rights (including pre-existing rights) to conduct the activities under the terms of and during the term of this Agreement.

   26    PATENT INDEMNIFICATION

         (a) AIWA warrants that it has the full right to use the pre-existing intellectual property described in Exhibit H without any royalty obligations or liabilities. AIWA further warrants that it has the right to use and the right to permit Ecrix to use such intellectual property with respect to the Products manufactured by AIWA, pursuant to the licenses granted in this Agreement.

         (b) Ecrix will indemnify and hold harmless AIWA from any claims, suits, demands, loss, damage and expense (including reasonable counsel fees) arising out of or connected with any claim that a Product manufactured by AIWA and/or any software/firmware and product interface supplied by Ecrix infringes any trade secret, copyright patent or any other intellectual property rights with the exception of those patents listed on Exhibit H. AIWA shall promptly notify Ecrix of the commencement of any such action or suit, of threats thereof, and Ecrix shall be afforded the opportunity to determine the manner in which such action or suit should be handled or otherwise disposed of. Notwithstanding the foregoing, if AIWA is a named party in any action or suit, AIWA may participate in any such action or suit by its own counsel without affecting the indemnity granted pursuant to this paragraph. AIWA shall not undertake to settle, or agree to any settlement herein, without first obtaining the written consent of Ecrix.

         (c) Notwithstanding anything in this Section 26 to the contrary, Ecrix shall have no liability for any claim of patent, trade secret, or copyright, if the alleged infringement arises from (i) changes and modifications to the Product by AIWA other than those provided in
         Section 20.2 hereof; or (ii) the manufacturing process by which the Product is manufactured unless the product design provided by Ecrix requires the manufacturing process or the manufacturing process which is the subject of such claim is originated with Ecrix and has been performed by AIWA in compliance with Ecrix engineering drawings.

                                  CONFIDENTIAL
                                     Page 27


         (d) AIWA shall defend such action or suit to the extent it is liable pursuant to paragraph (c) above at its expense, by reputable counsel selected by AIWA and shall pay any and all fees, costs or damages that may be awarded in such action or in settlement thereof, provided Ecrix gives AIWA full information and assistance to defend and/or settle such action or suit or threats thereof. Settlement shall be at the option of AIWA. In the event that a judicial determination of infringement of a patent, trade secret or copyright is made or a final injunction is obtained against Ecrix prohibiting usage of the Product purchased hereunder or any part thereof by reason of such infringement, AIWA shall have the right upon written notice to Ecrix, to either (A) at its expense, procure for Ecrix the right to continue using the Product or replace or modify the Product, or (B) modify the manufacturing process for the Product so that it is non-infringing so long as such modification does not affect the Products functioning, or (C) direct Ecrix to return such Product to AIWA at AIWA's expense. In case of (C) above this Agreement shall be terminated with respect to the affected Product. If any Product is so returned to AIWA, AIWA shall not be liable for the result thereof except that if AIWA has been paid for the products by Ecrix AIWA shall pay to Ecrix the original purchase price for such Product which does not contain any part originated with Ecrix's request and involving possible infringement upon the Patent, trade secret or copyright in question.

         (e) Without prejudice to the parties rights and obligations set out in paragraphs (a) through (d) above, if an action is brought against both AIWA and Ecrix based on a claim that the Product manufactured by AIWA and/or any software/firmware and product interface supplied by Ecrix infringes any trade secret, copyright patent or any other intellectual property rights, the parties agree to work together to resolve such a claim. The first attempt will be to work with the alleging party in an attempt to come to a satisfactory solution for both sides. If this effort fails, upon mutual agreement, the parties may select a reputable counsel to defend their position and share the costs of such counsel and all fees, costs or damages that may be awarded in such action or in settlement thereof.

   27    TERM AND TERMINATION

  27.1   TERM

         Subject to the receipt of any necessary government approvals and or consents as referred to in Sections 28.1 and 28.2, this Agreement shall commence on the date first written above and shall continue for a term of two (2) years from the date of the initial delivery of Products to Ecrix hereunder unless earlier terminated pursuant to this Section 27. This Agreement shall be automatically renewed upon expiration for additional one (1) year terms unless a) either party elects not to renew this Agreement by giving written notice to the other party of such intention at least nine (9) months prior to the expiration of the then current term, or b) the parties have renegotiated this contract.

                                  CONFIDENTIAL
                                     Page 28

  27.2   TERMINATION

         (a) The default by one party in the performance of a material obligation of such party under this Agreement shall entitle the other party to give the party in default written notice describing such default and requiring it to remedy such default. If such default is not fully remedied within sixty (60) days after the date of such notice, the notifying party shall be entitled to terminate this Agreement.

         (b) Either party may terminate this Agreement at any time upon or after the entry of an order for relief in respect of any petition against the other party under Chapter 7 of Title 11 of the United States Code, or the entry of a decree or order by a court having competent jurisdiction in the premises in respect of any petition filed or action taken against the other party looking to reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future federal or state statute, law or regulation, resulting in the appointment of a receiver, liquidation, sequestrator or other similar official of the other party or of any substantial part of its property, or resulting in the winding-up or liquidation of its affairs, provided such decree or order is unstayed and in effect for a period of 60 consecutive days; or at any time upon or after the filing of a petition for relief under Chapter 7 of Title 11 of the United States Code by the other party or the consent, acquiescence or taking of an action by the other party or in support of a petition filed by or against it looking to reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any other present or future federal or state statute, law or regulation, or the appointment, with the consent of the other party, of any receiver, liquidation, custodian, assignor, trustee, sequestrator or other similar official of the other party or of any substantial part of its property, or the making by it of an assignment for the general benefit of all creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporation action by the other party in furtherance of any such action.

  27.3   RIGHTS UPON TERMINATION

         (a) In the event of any termination of this Agreement under Section 27.2(b), neither party shall have any rights and obligations except as otherwise provided herein under this Agreement.

         (b) In the event of any valid termination of this Agreement by AIWA under Section 27.2(a) due to a material breach by Ecrix, the following provisions shall apply;

             (i) AIWA shall be entitled to manufacture, have manufactured, sell and distribute Products and/or Application Products worldwide; and

             (ii) AIWA shall be entitled to the continued supply of any critical parts or components for the Products and/or Application Products (including but not limited to those referred to in Exhibit G hereto, as amended from time to time) for a period not to exceed 6
             (six) months, at mutually agreed to terms and conditions; and

             (iii) in addition to the specific rights conferred in this Section, AIWA shall be entitled to those additional remedies as may be awarded by arbitration pursuant to Section 30.

         (c) In the event of any valid termination of this Agreement by Ecrix under Section 27.2(a) due to a material breach by AIWA, the following provisions shall apply;

             (i) ECRIX shall be entitled to manufacture, have manufactured, sell and distribute Products and/or Application Products worldwide; and

             (ii) ECRIX shall be entitled to the continued supply of any critical parts or components for the Products for a period of time not to exceed 6 (six) months, at mutually agreed to terms and conditions; and

             (iii) in addition to the specific rights conferred in this Section, ECRIX shall be entitled to those additional remedies as may be awarded by arbitration pursuant to Section 30.

         (d) Other than as expressly provided for in this Agreement, this Section sets forth the sole remedy of a party in the event of a material breach of this Agreement by the other party.

                                  CONFIDENTIAL
                                     Page 29


   28    GOVERNMENTAL CONSENTS

  28.1   U.S. REQUIREMENTS

         AIWA recognizes that the transfer of technology from Ecrix may be subject to compliance with United States export laws. Ecrix agrees to use its best efforts to promptly obtain necessary consents to carry out this agreement. The performance of this Agreement shall be subject to and conditional upon the receipt or waiver of such consents.

  28.2   JAPAN REQUIREMENTS

         Ecrix recognizes that approval of the government of Japan may be required prior to this Agreement becoming effective. AIWA agrees to use its best efforts to promptly obtain such approval if necessary. The performance of this Agreement shall be subject to and conditional upon the receipt or waiver of such approval.

  28.3   COMPLIANCE WITH LAWS

         All parties agree during the term of this Agreement to comply with all applicable laws of any country or governmental authority. The parties recognize that the Products are subject to restrictions on re-export imposed by the US Department of Commerce.

   29    CONFIDENTIALITY

  29.1   CONFIDENTIALITY

         All parties acknowledge that, in the course of performing their respective obligations, they will be receiving information which is confidential and proprietary to the disclosing Party and which the disclosing party wishes to protect from public disclosure. 'Confidential Information' means any information that has been or will be disclosed between the parties relating to their respective businesses, customers, products, marketing plans, financial status and the like and to Technical Information. The parties agree that regardless of the date of termination of this Agreement, each will keep confidential any `Confidential Information' of the other party for a period of three (3) years following the date of such termination and any extension hereof.

  29.2   RESTRICTIONS

         Each party (a) agrees to use Confidential Information only for the purposes described herein except as otherwise provided in Section 24 and not to disclose Confidential Information given to it by the other party to any person, real or legal, except as authorized in this Agreement, (b) shall require a third party to whom disclosure of Confidential Information is authorized to sign a confidentiality agreement in form mutually acceptable to the parties, (c) shall exercise the same degree of care to safeguard the confidentiality of such Confidential Information as it would exercise in protecting the confidentiality of similar property of its own, and (d) agrees to use its diligent efforts to prevent inadvertent or unauthorized disclosure, publication or dissemination of any Confidential Information. The obligations to avoid publication or dissemination of Confidential information will not apply to any information which a party can show:

             (i)  is already in the possession of such party;

                                  CONFIDENTIAL
                                     Page 30



             (ii) is or becomes publicly available without breach of this Agreement by such party or through ordinary marketing or sale of the Products,

             (iii) is rightfully received by such party from a third party not under an obligation of confidence to the other party with respect thereto;

             (iv) is released for disclosure by the other party with its written consent;

             (v) is disclosed Pursuant to the requirement of a governmental agency or operation of law, provided that such party is obligated to use its best efforts to prevent disclosure or seek confidential treatment as requested by a party under such circumstances; or

             (vi)  is independently developed by such party.

  29.3   NON-DISCLOSURE AGREEMENT

         Ecrix and AIWA have entered into a Non-Disclosure Agreement dated August 7, 1996. The parties agree that the purpose of the parties' disclosures under that Non-Disclosure Agreement is hereby expanded to include all activities of both parties contemplated by this Agreement and that the provisions of that Non-Disclosure Agreement shall be applicable to all Confidential Information disclosed by either party in connection with such activities.

   30    ARBITRATION

         If any dispute or difference shall arise between the parties concerning the construction of this Agreement or the rights or obligations of either party, the parties shall strive to settle the same amicably. If they are unable to do so, the dispute or difference shall be finally settled by arbitration pursuant to the Japan-American Trade Arbitration Agreement of September 16, 1952 by which each party is bound, and the award of the arbitration shall be final. The place of arbitration shall be determined by the identity of the party demanding arbitration. If AIWA demands arbitration, the place of arbitration shall be Boulder, Colorado, USA. If Ecrix demands arbitration, the place shall be Tokyo, Japan. Once venue has been established under this process, the other party will allow the process to proceed. On all matters and procedures concerned with arbitration other than selection of the place of arbitration, as agreed above, the provisions of the Japan-American Trade Arbitration Agreement of September 16, 1952 shall apply. The award of the arbitration shall be final and may be entered into any court having jurisdiction. The cost of the arbitration proceeding and attorney's fees and expenses of the parties shall be allocated as directed by the arbitrators.

         Anything in this Agreement to the contrary notwithstanding, in no event shall the failure to agree upon the prices of the Products be subject to arbitration.

   30    MISCELLANEOUS

                                  CONFIDENTIAL
                                     Page 31


  31.1   NONASSIGNABILITY

         Except as specifically permitted by the Agreement, neither AIWA nor Ecrix may assign, transfer or sublicense any of the rights or obligations arising under this Agreement other than to a successor to its entire business by reason of merger or sale of assets. In such case, either party shall receive written notice of any proposed merger or sale of assets and the intended successor in interest of such proposed merger or sale of assets shall acknowledge in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment, transfer, or sublicense grant without the prior written consent of the other party shall be void and without effect.

  31.2   FAILURE TO ENFORCE

         The failure of either party to enforce at any time or for any period of time the provisions of the Agreement shall not be construed to be a waiver of such provisions or of the right of such party to enforce each and every such provision. Any waiver of the provisions of this Agreement shall be of no force and effect unless in writing and signed by the party's duly authorized representative.

  31.3   GOVERNING LAW

         This Agreement is deemed entered into and shall in all respects be governed by and construed under the laws of the State of Colorado, United States of America.

  31.4   SEVERABILITY

         In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect.

                                  CONFIDENTIAL
                                    Page 32

  31.5   NOTICES

         Unless otherwise expressly provided in this Agreement, any notice which any party desires or is obligated to give to the other shall be given in writing and sent to the appropriate address shown below or to such other address as the party to receive the notice may have last designated in writing in the manner herein provided. A notice shall be deemed to have been received on the earlier of the date when actually received or seven (7) days after being deposited in the mail, postage prepaid, registered or certified mail properly addressed as follows:

                     ECRIX:   Attention: Craig G. Lamborn
                              ECRIX CORPORATION
                              5525 Central Avenue,
                              Boulder, CO 80301
                              Facsimile: 303-245-7267

                     AIWA: Attention: Mr. Junsaku Ueda, Managing Director. Data Products Division
                              AIWA CO., LTD.
                              11-6 Higashi Nakano 1-chome
                              Nakano-ku, Tokyo, 164-0003
                              Facsimile: 03-3371-7929

  31.6   ENTIRE AGREEMENT

         This Agreement (together with the Joint Development Agreement and the Supplemental Agreements referred to in Section 31.13 below) constitute the entire agreements between the parties pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties are expressly cancelled. Any modifications of this Agreement must be in writing and signed by the duly authorized officers of both parties and make specific reference to this Agreement.

  31.7   FORCE MAJEURE

         In the event of any delay in performance or failure of performance of obligations under this Agreement by either party due to any causes arising from acts of God, war, mobilization, riot, strike, fire, earthquake, flood, embargo, delay of carrier, power failure or attributable to acts, events, or omissions beyond the reasonable control of the party concerned, such delay or failure of performance shall not be deemed a default and the party so delayed or prevented shall be under no liability for loss or injury suffered by the other party.

  31.8   LIMITATION OF LIABILITY

         Other than as expressly provided in this Agreement, in no event and under no circumstances shall any party under this Agreement be liable for any special or consequential damages or loss of profits of the other party or any expenditures, costs or investments made or insured by the other party as provided herein.

  31.9   AGENCY

         This Agreement does not create a principal to agent, employer to employee partnership, joint venture, or any other relationship except that of independent contractors between AIWA and Ecrix.

  31.10  HEADINGS

         Headings to Sections and Paragraphs of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

  31.11  BUSINESS DAYS

         Where the due date for the performance of any act contemplated by this Agreement falls on a Saturday, Sunday or Public Holiday in the location of the party required to perform such act, for the purposes of this Agreement the due date for performance shall be deemed to be the next business day.

         Where a date or day is specified for the performance of any act or the submission of any document under this Agreement, such act shall be performed or document shall be submitted on or before the close of business (local time) on the specified date or day in the territory where the act is to occur or the recipient of the document is located.

                                  CONFIDENTIAL
                                     Page 33



  31.12  CHANGES IN CONTROL AND MANAGEMENT

         In the event that there is a change in control of either AIWA or Ecrix, i.e. a person or entity acquires more than 50% of the voting control of either AIWA or Ecrix, with the exception of an initial public offering by Ecrix, or that there is a significant management change at the senior level of either AIWA or Ecrix then, for a period of eighteen
         (18) months, unless this Agreement terminates sooner by its own terms or other provisions contained herein, the parties shall continue to perform their respective obligations under this Agreement, during which time the parties shall mutually attempt to resolve problems created by any such change in control or management. If after such eighteen (18) month period the parties are unable to resolve any material difficulty, or if either party finds it substantially impractical to continue performance of this Agreement, then this Agreement may be terminated by either party by giving nine (9) months written notice to the other party of such intention to terminate this Agreement.

  31.13  SAVING AND INCONSISTENCY

         (a) The parties agree that the terms and conditions of the Joint Development Agreement entered into between the parties as of the 4th day of December, 1997 (the "JDA") shall continue in full force and effect for the term of this Agreement and shall terminate simultaneously with the expiration or termination of this Agreement. In the event of inconsistency with the terms of the JDA and this Agreement, the terms of this Agreement shall prevail to the extent that they are inconsistent.

         (b) The parties hereby acknowledge having entered into a separate written agreement dated the 9th day of December, 1998 entitled "AIWA's Response" which agreement was clarified in the document entitled "Clarification of Aiwa's Response" dated 24 December 1998 (the "Supplemental Agreements"). To the extent they are inconsistent with the terms hereof, the terms of the Supplemental Agreements shall prevail over the terms of this Agreement.

         IN WITNESS WHEREOF, the parties or their duly authorized representatives have executed this Agreement as of the date first set forth above.

         AIWA CO., LTD.                            ECRIX CORPORATION



         /S/ YOSHIO ISHIGAKI                       /S/ JUAN A. RODRIGUEZ
         -----------------------------------       -----------------------------
         NAME: YOSHIO ISHIGAKI                     NAME:  MR. JUAN A. RODRIGUEZ
         TITLE: PRESIDENT AND REPRESENTATIVE       TITLE:  CHAIRMAN AND CEO
                OFFICER

                                                                   EXHIBIT 10.30

The Registrant hereby agrees to furnish supplementally a copy of the following omitted Exhibits (we may request confidential treatment of portions of the exhibits):

         Exhibit A                Products
         Exhibit B                Spare Parts
         Exhibit C                Pricing
         Exhibit D                Packaging Specifications
         Exhibit E                Minimum Quality Levels
         Exhibit F                Ongoing Reliability Testing
         Exhibit G                Parts to be Procured/Consigned by Ecrix
         Exhibit H                Pre-Existing Intellectual Property